EXHIBIT 3.1

                      RESTATED ARTICLES OF INCORPORATION
                                      of
                        FRANK'S NURSERY & CRAFTS, INC.

     Pursuant to the provisions of the Michigan Business Corporation Act (Act 284, Public Acts of Michigan, 1972), as amended, the undersigned corporation executes the following Articles:

1.  The present name of the corporation is Frank's Nursery & Crafts, Inc.

2.  The identification number assigned by the Bureau is 024503.

3. The only former name of the corporation is Frank's Nursery Sales, Inc.
4. The date of the filing of the original Articles of Incorporation was December 16, 1957.

     The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation of the corporation:

                                   ARTICLE I

     The name of the corporation is Frank's Nursery & Crafts, Inc.

                                  ARTICLE II

     The corporation is organized to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act.

                                  ARTICLE III

     The total authorized capital stock of the corporation is 1,000 shares of common stock.

                                  ARTICLE IV

     The address of the registered office is 30600 Telegraph Road, Bingham Farms, Michigan 48025. The name of the resident agent at that address is The Corporation Company.

                                   ARTICLE V

     Any action required or permitted by the Michigan Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

     Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

                                  ARTICLE VI

     No director of the corporation shall be personally liable to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 551 of the Michigan Business Corporation Act or (iv) an intentional criminal act.

     If the Michigan Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, the liability of a director of the corporation, in addition to the limitation on personal liability contained in these Restated Articles of Incorporation, shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act as so amended. No amendment or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any act or omission of any director occurring before the effective date of such amendment or repeal.

                                  ARTICLE VII

     When a compromise or arrangement or a plan of reorganization of this corporation is propose between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

     These Restated Articles of Incorporation were duly adopted on June 23, 1998, in accordance with Section 642 of the Michigan Business Corporation Act by the written consent of the holder of all of the shares entitled to vote in accordance with Section 407(2) of the Michigan Business Corporation Act.

                               Signed on June 24, 1998.


                               By: /s/ J. Theodore Everingham
                                   --------------------------------------
                                   J. Theodore Everingham, Vice President


Name of organization remitting fees:    Preparer's name and business
                                          telephone number:
Frank's Nursery & Crafts, Inc.          J. Theodore Everingham
1175 West Long Lake Road                (248) 712-7050
Troy, Michigan 48098